                                                                Exhibit No. 99.1

(WESTERN EXPRESS LOGO)                                                (SMX LOGO)
PRESS CONTACT: RICK PRICKETT                   PRESS CONTACT: DOUGLAS C. SANDVIG
Chief Financial Officer                                   Senior Vice President,
Western Express, Inc.                      Treasurer and Chief Financial Officer
(615) 259-9920                                       Smithway Motor Xpress Corp.
                                                                  (515) 576-7418

                                                                  MARCH 22, 2007

                              FOR IMMEDIATE RELEASE

               WESTERN EXPRESS AND SMITHWAY MOTOR XPRESS ANNOUNCE
                              ACQUISITION AGREEMENT

                                       AND

              SMITHWAY REPORTS FOURTH QUARTER AND YEAR-END EARNINGS

NASHVILLE, TENNESSEE AND FORT DODGE, IOWA (PR NEWSWIRE) MARCH 22, 2007 -- Western Express, Inc. and Smithway Motor Xpress Corp. (Nasdaq Capital Market:
SMXC), two premier truckload carriers that haul diversified freight nationwide, today announced agreement on a plan for Western to acquire Smithway. The acquisition terms have been approved by both companies' Boards of Directors, and the transaction is expected to close in the summer of 2007, subject to approval by Smithway's stockholders and other customary closing conditions.

     The acquisition is expected to build upon Western's established dry van operation by combining the dry van operations of both companies. Additionally, Smithway's flatbed operation is expected to offer Western the market presence and reputation to make the combined flatbed operation a force in the industry. On a combined basis, the companies would operate approximately 1,600 tractor in dry van operations and 1,400 tractors in flatbed operations. Smithway's experienced senior management team and employees are expected to remain at Smithway and play integral roles in delivering the companies' combined services to the truckload market.

     Wayne Wise, Chairman, President, and Chief Executive Officer of Western, said, "Western is very excited by the prospect of adding Smithway's operations to our existing business. Western has a history of growing through strategic acquisitions, and the acquisition of Smithway would be the next chapter in Western's growth story. The combination of the two companies would place us in the top 15 truckload carriers measured by revenue, creating more opportunity for our combined customer, employee, and driver bases. Besides the many obvious synergies between the two companies' dry van and flatbed operations, the Smithway people were key to our interest in a transaction. We are always looking for strong performers, and we look forward to working with the existing management team as they continue to manage and grow their business from their existing locations."

     "Our Board of Directors is pleased with the terms of this transaction, which it believes provides great value to Smithway's stockholders," said G. Larry Owens, President and Chief Executive Officer of Smithway. "The addition of Smithway's fleet and truckload transportation services brings tremendous value to Western, creating an even stronger company in the truckload market. By joining our complementary services, the combined company gives the Smithway business operations the right platform from which to achieve their full potential. In addition, our employees will benefit by being part of a larger, more diversified organization."

STRUCTURE AND TERMS

     Under the acquisition agreement, approved by both Boards of Directors, the stockholders of Smithway will receive $10.63 in cash for each share of Smithway for a total equity value of approximately $54 million and a total enterprise value, including Smithway's existing debt, of approximately $90 million. The transaction is structured as a merger, whereby Smithway will become a wholly-owned subsidiary of Western. The transaction is expected to close in the summer of 2007, subject to approval by Smithway's stockholders and other customary closing conditions.

     Morgan Keegan & Company, Inc. served as financial advisor, and Faegre & Benson LLP served as legal advisor, to Smithway. Morpheus Capital Advisors LLC served as financial advisor, and Scudder Law Firm, P.C., L.L.O. served as legal advisor, to Western. JPMorgan Chase Bank has committed financing for the transaction, subject to customary conditions.

SMITHWAY FOURTH QUARTER AND 2006 EARNINGS

     Smithway also announced today its financial and operating results for the fourth quarter and year ended December 31, 2006.

     For the quarter, Smithway experienced a net loss of $42,000 compared to net earnings of $755,000 for the same quarter in 2005. The fourth quarter included an expense of $1.5 million, or $948,000, net of the resulting tax benefit, for an uninsured loss plus legal expenses relating to the settlement of litigation. Excluding the expense for this uninsured loss, net earnings for the quarter were $906,000, an improvement of 20.0% as compared to the same quarter in 2005. For the year ended December 31, 2006, net earnings were $4.3 million compared to $4.2 million in 2005. The year ended December 31, 2006 also included the $948,000 expense for an uninsured loss described above. Excluding the expense for this uninsured loss, net earnings for 2006 were $5.2 million, an improvement of 23.3% from 2005.

     For the fourth quarter of 2006, operating revenue decreased approximately 11.7% to $51.2 million from $58.0 million for the corresponding quarter in 2005. Operating revenue, excluding fuel surcharge revenue of $7.3 million, decreased approximately 9.3% to $43.8 million from $48.3 million, excluding fuel surcharge revenue of $9.7 million, for the corresponding quarter in 2005. For the fourth quarter of 2006, net loss was $42,000, or $0.01 per basic share and diluted share, compared with net earnings of $755,000, or $0.15 per basic share and diluted share, for the same quarter in 2005. The net loss for the fourth quarter of 2006 included an expense of $948,000 for the uninsured loss described above. Without this expense, Smithway would have had net earnings of $906,000, or $0.18 per basic and diluted share.

     For the year, operating revenue increased approximately 3.8% to $228.8 million from $220.4 million in 2005. Operating revenue, excluding fuel surcharge revenue of $36.1 million, increased approximately 0.9% to $192.7 million from $191.0 million, excluding fuel surcharge revenue of $29.4 million, in 2005. Net earnings were $4.3 million, or $0.86 per basic share and $0.84 per diluted share, compared with net earnings of $4.2 million, or $0.86 per basic and $0.84 per diluted share, in 2005. Net earnings for 2006 included an expense of $948,000 for the uninsured loss described above. Without this expense, net earnings would have been $5.2 million, or $1.05 per basic share and $1.03 per diluted share.

     Owens commented, "Our fourth quarter results were achieved in a difficult operating environment, including continued high fuel costs, increased labor costs and some softening of demand. Despite these conditions, as a result of careful expense control, our net earnings improved after adjusting for the one-time expense we experienced as a result of an uninsured loss associated with the settlement of a lawsuit. We are happy to have this lawsuit behind us and feel it is noteworthy that the associated uninsured loss is much lower than the $11.4 million default judgment originally entered against our subsidiary in this case.

     "Our operating ratio, excluding fuel surcharge revenue and the uninsured loss, for the quarter was 95.8% compared to 95.2% during the fourth quarter of 2005. Our operating ratio for the entire year, excluding fuel surcharge revenue and the uninsured loss, improved to 94.3%, from 94.9% during 2005.

     "Many of our operating statistics show improvement for the year, including revenue per mile and fleet size. We are one of the few companies providing an environment to increase our independent contractor fleet, which grew once again this year.

     "Costs, on the other hand, continue to impact our business. During the quarter, average fuel prices decreased 6.2% to $2.44 per gallon compared to $2.60 per gallon in the fourth quarter of 2005, but remained at historically high levels. Fuel surcharge revenue per gallon decreased approximately 16% as a result of the decrease in fuel prices and a less favorable environment for passing fuel surcharges on to customers. During 2006, we increased driver wages in response to the market. We continually monitor controllable expenses, and our truck to non-driver employee ratio remained at approximately 5.0 in the 2005 and 2006 quarters.

     "We are proud of our fourth quarter and year-end results which were achieved during a time of challenging conditions in our industry. We continually work to contain costs and improve our operations so that we can positively impact future earnings. While we have experienced softness in our core truckload markets during January and February of 2007, we have witnessed improvement in March."

ABOUT SMITHWAY

     Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq Capital Market under the symbol "SMXC."

ABOUT WESTERN

     Western is a rapidly growing truckload carrier with a history of strategic acquisitions.

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects," "plans," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure of the proposed acquisition of the Company to close on a timely basis or at all as a result of unsatisfied closing conditions or other factors; failure to sustain operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers' business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers' compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.


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                  SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND OPERATING STATISTICS)

                                                        THREE MONTHS ENDED            YEAR ENDED
                                                           DECEMBER 31,             DECEMBER 31,
                                                           (UNAUDITED)               (UNAUDITED)
                                                     -----------------------   -----------------------
                                                        2005         2006         2005         2006
                                                     ----------   ----------   ----------   ----------
Operating revenue:
   Freight                                           $   57,578   $   50,656   $  218,850   $  226,762
   Other                                                    421          537        1,536        2,000
                                                     ----------   ----------   ----------   ----------
      Operating revenue                                  57,999       51,193      220,386      228,762
Operating expenses:
   Purchased transportation                              20,465       17,272       76,403       80,052
   Compensation and employee benefits                    14,207       12,982       56,314       56,423
   Fuel, supplies, and maintenance                       13,836       11,912       49,957       53,129
   Insurance and claims                                   1,733        1,404        6,708        5,724
   Uninsured loss                                            --        1,529           --        1,529
   Taxes and licenses                                       814          931        3,599        3,839
   General and administrative                             2,160        1,858        7,752        7,804
   Communications and utilities                             327          287        1,189        1,180
   Gain on disposal of assets                              (749)        (643)      (2,245)      (2,794)
   Depreciation and amortization                          2,863        3,338       11,017       12,355
                                                     ----------   ----------   ----------   ----------
      Total operating expenses                           55,656       50,870      210,694      219,241
                                                     ----------   ----------   ----------   ----------
      Earnings from operations                            2,343          323        9,692        9,521

Other (expense) income:
   Interest expense                                        (558)        (647)      (1,826)      (2,316)
   Interest income                                           26           57          124          183
                                                     ----------   ----------   ----------   ----------
      Earnings (loss) before income taxes                 1,811         (267)       7,990        7,388
   Income tax expense (benefit)                           1,056         (225)       3,749        3,106
                                                     ----------   ----------   ----------   ----------
      Net earnings (loss)                            $      755   $      (42)  $    4,241   $    4,282
                                                     ==========   ==========   ==========   ==========
Basic earnings (loss) per share                      $     0.15   $    (0.01)  $     0.86   $     0.86
                                                     ----------   ----------   ----------   ----------
Diluted earnings (loss) per share                    $     0.15   $    (0.01)  $     0.84   $     0.84
                                                     ----------   ----------   ----------   ----------
Basic weighted average common shares outstanding      4,948,146    4,990,559    4,931,446    4,982,288
Diluted weighted average common shares outstanding    5,057,592    5,087,239    5,047,373    5,082,015

     OPERATING STATISTICS

                                                   2005     2006     2005     2006
                                                  ------   ------   ------   ------
Operating ratio (1)                                 96.0%    99.4%    95.6%    95.8%
Operating ratio, excluding fuel surcharges (2)      95.2%    99.3%    94.9%    95.1%
Average operating revenue per tractor per week    $3,575   $3,118   $3,426   $3,478
Average revenue per tractor per week (3)          $2,809   $2,534   $2,808   $2,772
Average revenue per seated tractor per week (3)   $2,893   $2,589   $2,891   $2,832
Average length of haul in miles                      610      610      621      611
Average revenue per loaded mile (3)               $ 1.60   $ 1.61   $ 1.56   $ 1.62
Ending company tractors                              782      775      782      775
Ending owner/operators tractors                      470      474      470      474
Ending trailers                                    2,047    2,071    2,047    2,071
Weighted average tractors                          1,248    1,263    1,237    1,265

(1)  Operating expenses divided by operating revenue.

(2) Operating expenses minus fuel surcharge revenue, divided by operating revenue excluding fuel surcharge revenue.

(3) Excludes fuel surcharge, brokerage, and other revenue. For the three months ended December 31, 2005 and 2006, brokerage revenue was $2,326 and $1,705. For the year ended December 31, 2005 and 2006, brokerage revenue was $8,823 and $8,379.

                  SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,
                                                 DECEMBER 31,       2006
                                                     2005       (unaudited)
                                                 ------------   ------------
ASSETS
   Current assets:
      Cash and cash equivalents                    $    168       $  2,020
      Receivables, net                               19,820         17,807
      Inventories                                       938          1,158
      Prepaid expenses and other                      4,287          5,691
                                                   --------       --------
         Total current assets                        25,213         26,676
   Property and equipment                           121,126        125,714
   Less accumulated depreciation                     59,704         52,880
                                                   --------       --------
      Net property and equipment                     61,422         72,834
   Other assets                                       2,057          2,055
                                                   --------       --------
Total assets                                       $ 88,692       $101,565
                                                   ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
      Current debt                                 $  8,363       $ 10,479
      Accounts payable and accrued expenses          13,694         14,208
                                                   --------       --------
         Total current liabilities                   22,057         24,687
   Long-term debt                                    25,185         28,006
   Accrued loss reserves, less current portion        3,657          3,952
   Deferred income taxes                             10,315         13,001
                                                   --------       --------
Total liabilities                                    61,214         69,646
   Stockholders' equity                              27,478         31,919
                                                   --------       --------
Total liabilities and stockholders' equity         $ 88,692       $101,565
                                                   ========       ========